Exhibit 3.2

Sections 5.01 and 5.02 of the Bylaws of PPT Vision, Inc., as amended March 10, 2005:

        Section 5.01. Certificates for Shares. Shares of the corporation's stock may be certificated or uncertificated, as provided under Minnesota law. All certificates of stock of the corporation shall be numbered and shall be entered in the books of the corporation as they are issued. All certificates shall exhibit the holder's name and number of shares and shall be signed by the President. If a Secretary has been elected, the certificates may also be signed by the Secretary. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled and no shares (whether certificate or uncertificated) shall be issued in exchange for any existing certificate until such existing certificate has been so cancelled. Any or all of the signatures on the certificate may be a facsimile.

        Section 5.02. Transfer of Shares. Transfers of stock shall be made on the books of the corporation only by the record holder of such stock, or by attorney lawfully constituted in writing, and, in the case of stock represented by a certificate, upon surrender of the certificate. Subsequent to consent, the corporation may treat, as the absolute owner of the shares of the corporation, the person or persons in whose name or names the shares are registered on the books of the corporation.